Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-34223, Form S-8 No. 333-60075, Amendment No. 1 to Form S-3 No. 333-56451, Amendment No. 1 to Form S-3 No. 333-56449 and Form S-3 No. 333-81985) of Alexandria Real Estate Equities, Inc. of our report dated July 13, 2001 with respect to the statement of revenue and certain expenses of 9880 Campus Point Drive for the year ended December 31, 2000, included in the Form 8-K of Alexandria Real Estate Equities, Inc. dated Janaury 2, 2002.

/s/ Ernst & Young LLP

Los Angeles, California

January 2, 2002